Exhibit 10.34
EMPLOYEE INDEMNITY AGREEMENT
     This Employee Indemnity Agreement (this “Agreement”) dated as of July 12, 2007 (the “Effective Date”) is entered into by and between The Shaw Group Inc., a Louisiana corporation (the “Company”), and Brian K. Ferraioli (“Employee”). The Company and Employee hereinafter individually referred to as a “Party” and collectively as the “Parties”.
RECITALS
     WHEREAS, Employee and Company have or shall enter into an arrangement whereby Employee shall become an employee of Company or an affiliate thereof;
     WHEREAS, Employee was a party to, as an employee of Foster Wheeler Ltd. or an affiliate thereof (the “Former Employer”), (i) the Foster Wheeler Ltd. Management Restricted Stock Plan (Adopted September 2004) and (ii) the Foster Wheeler Ltd. 2004 Stock Option Plan (Adopted September 2004) (collectively, the “Foster Wheeler Stock Agreements”);
     WHEREAS, Employee was a party to, as an employee of the Former Employer, the Employment Agreement effective December, 2003 (the “Foster Wheeler Employment Agreement”);
     WHEREAS, the Company, Employee and the Former Employer are parties to a Settlement Agreement dated July 12, 2007 (the “Settlement Agreement”; the Foster Wheeler Stock Agreements, the Foster Wheeler Employment Agreement and the “Settlement Agreement” collectively referred to as the “Relevant Agreements”); and
     WHEREAS, the Company and Employee now desire to enter into this Agreement to indemnify Employee against certain liabilities that may arise under the Relevant Agreements.
     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:
AGREEMENTS
     1. Indemnity Obligation.
     (a) Under this Agreement, the “Indemnified Obligations” are the obligations of Employee to pay any amount to the Former Employer in respect of any claim by the Former Employer on or after June 19, 2007. arising under (i) either of the Foster Wheeler Stock Agreements including without limitation any amounts under Section 13 of each of the Relevant Agreements with respect to profits realized from the sale of shares of the Former Employer in January 2007, (ii) the Foster Wheeler Employment Agreement, other than obligations in respect of claims arising under Section 5.1, 5.1.1, 5.1.2 or (to the extent such Section relates to Section 5.1 (together with its sub-Sections)) Section 5.3, 5.4, 5.5 or 5.6 of the Employment Agreement (the “Excepted Obligations”), and (iii) the Settlement Agreement, other than claims in respect of Excepted Obligations, but “Indemnified Obligations” shall not include any other liabilities or obligations under the Relevant Agreements or otherwise arising out of the employment relationship with the

Former Employer. The Company agrees to indemnify and hold harmless the Employee from and against any and all loss, liability and expense (including judgments, fines,; amounts paid or to be paid in settlement, costs of investigation, and any and all attorneys’ fees and expenses, whether or not the dispute or proceeding involves the Company) incurred or suffered by the Employee in connection with Indemnified Obligations, including any additional federal or state taxes incurred by Employee as a result of the reimbursement by the Company to Employee of the Indemnified Obligations as well as for any federal or state income tax relating to profits realized from the sale to the extent such profits are required to be refunded but as to which Employee is not permitted to take a deduction as to such taxes in connection with such reimbursement. The foregoing indemnity shall apply to the fullest extent permitted under applicable law; provided that Employee shall not be so indemnified and held harmless to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Employee, with respect to the applicable Relevant Agreements acted in a fraudulent manner or in violation of applicable securities laws with respect to the Relevant Agreements or the shares issued or sold thereunder.
     (b) If the Employee receives notice on any claim by the Former Employer with respect to an Indemnified Obligation, it shall notify the Company within seven (7) days. The Company shall have the right to assume the defense of any such claim by counsel of its choosing, and to enter into a settlement thereof without the consent of the Employee, unless such settlement involves any liability or obligation for which indemnity is not provided by the Company hereunder or otherwise, in which event the consent of Employee shall not be unreasonably withheld. The Company shall notify the Employee of its determination to either assume the defense or not to assume the defense within seven (7) days of the receipt of notice of the claim from the Employee. The Company shall advance to Employee the expenses and other indemnification payments to which he may be otherwise entitled; provided, however, that any such advance shall only be made if the Employee delivers a written affirmation of his good faith belief that he is entitled to indemnification hereunder and agrees to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified hereunder,
     (c) The Company and Employee agree that, subsequent to the date of this Agreement the Employee, acting reasonably, may require the Company to provide reasonable financial support for its obligations under this Agreement.
     2. Complete Agreement. Employee has no oral representations, understandings or agreements with Company or with any of its affiliates, officers, directors, manager, employees, agents or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, either party’s failure to insist on a strict compliance with this Agreement shall not be deemed a waiver thereof.

     3. Notices. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809
Attn: General Counsel

To Employee:	Brian K. Ferraioli
c/o The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809
     Notice shall be deemed given and effective when actually received by mail, facsimile, overnight delivery service or hand delivery. Either Party may change the address for notice by notifying the other Party of such change in accordance with this Section 3.
     4. Severability and Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.
     5. Dispute Resolutions. If during the term of this Agreement any issue, dispute or controversy (“Dispute”) should arise hereunder and the Parties are unable to resolve the Dispute on or before the 30th day following written notice of such Dispute, which notice describes in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto, the Company shall nominate a member of its senior management team for the purpose of meeting with the Employee and his appointed representative at a mutually agreeable time and place to resolve such Dispute. Such meeting shall take place on or before forty-five (45) days following the date of the notice of the Dispute, and if the Dispute has not been resolved within fifteen (15) days following such meeting (or if a Party fails to designate a member of its senior management team), any Party may submit such Dispute to binding arbitration under this Section 5 by notifying the other Party (an “Arbitration Notice”). Any Arbitration Notice must include a general description of the Dispute and a reference to the fact that such Dispute is being referred to arbitration under this Section 5. Except as otherwise expressly provided herein to the contrary, arbitration pursuant to this Section 5 shall be the exclusive method of resolving Disputes other than through agreement of the Parties.
     Promptly following the delivery of an Arbitration Notice, the Parties shall endeavor to agree upon a panel of three (3) arbitrators. If on or before fifteen (15) days following the delivery of an Arbitration Notice they have not agreed, then each Party, by notice to the other Party, may designate one (1) arbitrator. The two (2) arbitrators designated as provided in the immediately preceding sentence shall endeavor to designate promptly a third arbitrator. If a Party has not designated an initial arbitrator on or before fifteen (15) days following the delivery of an Arbitration Notice or if the two initially designated arbitrators have not designated a third arbitrator within fifteen (15) days of the date for designation of the two arbitrators initially designated, then a Party may request the American Arbitration Association to designate the remaining arbitrator(s). If any arbitrator resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party entitled to designate that arbitrator shall designate a successor.
     (a) The arbitration shall be conducted in Baton Rouge, Louisiana, or such other place as the Parties may agree. The arbitrators shall set the date, the time, and the place of hearing, which must commence on or before thirty (30) days following the designation of the third arbitrator. The hearing may be adjourned to later times and dates as the arbitrators determine. The arbitration shall be conducted under the rules of the American Arbitration Association not inconsistent with the provision of this Agreement. In connection with any such arbitration, the arbitrators shall construe this Agreement in a manner consistent with the choice of law provisions set forth in Section 5. The arbitrators shall endeavor to notify any Party not present of any adjournment to other dates or places; however, the proceedings may continue in the absence of any Party that has received notice of the date, the time, and the place of the initial session of the hearing.
     (b) The arbitrators shall endeavor to render their decision on or before thirty (30) days following the last session of the hearing. The arbitrators’ decision shall be set forth in a writing that includes an explanation of the reason for such decision and an allocation of the fees and expenses of the arbitrators to the Parties based on the relative extent to which they do not prevail on their positions. Each Party against which the decision assesses a monetary obligation shall pay that obligation on or before thirty (30) days following the decision or such other date as the decision may provide.
     (c) The decisions of the arbitrators are final and binding on all Parties and not subject to appeal. The decisions of the arbitrators may be enforced in any court of competent jurisdiction, and the Parties authorize any such court to enter judgment on the arbitrators’ decisions.
     (d) Pending the outcome of any arbitration conducted pursuant to this Section 5, the Parties shall be obligated to continue to perform their respective obligations hereunder.
     (e) Each of the Parties hereby undertakes to carry out without delay the provisions of any arbitral award or decision.
     (f) The arbitrators shall have the right and the obligation to award attorney’s fees and costs to the prevailing party as determined by the arbitrators.
     EXCEPT AS EXPRESSLY PROVIDED HEREIN TO THE CONTRARY, EACH PARTY AGREES THAT ARBITRATION UNDER THIS SECTION 5 IS THE EXCLUSIVE METHOD FOR RESOLVING ANY DISPUTE AND THAT IT WILL NOT COMMENCE AN ACTION OR PROCEEDING BASED ON A DISPUTE, EXCEPT TO ENFORCE ARBITRATOR’S DECISION AS PROVIDED IN THIS SECTION 5 OR TO COMPEL THE OTHER PARTY TO PARTICIPATE IN ARBITRATION UNDER THIS SECTION 5.

     6. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Louisiana, without regard to its conflicts of laws provisions.
     7. Successors. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representative, legal representative, successors and, where applicable, assigns, including, without limitation, any successor to the Company by merger, consolidation sale of stock, sale of assets or otherwise. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     8. No Third Party Beneficiary. Nothing in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.
     9. Further Assurances. Each of Employee and Company shall furnish, execute and deliver such documents, instruments, certificates, notices or other further assurances and take any and all actions as the other Party may reasonably require as necessary or appropriate to effect the purposes of this Agreement, or to confirm the rights created or arising hereunder.
     10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, such of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the date set forth above.

THE SHAW GROUP INC.

By:	/s/ Clifton S. Rankin
Name:	Clifton S. Rankin
Title:	General Counsel & Corporate Secretary

/s/ Brian K. Ferraioli

Brian K. Ferraioli
Signature Page to
Employee Indemnity Agreement
(Brian K. Ferraioli)